UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 11, 2009

Date of Report (date of earliest event reported)

PRECISION CASTPARTS CORP.

(Exact name of registrant as specified in its charter)

Oregon	1-10348	93-0460598
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4650 S.W. Macadam Avenue

Suite 400

Portland, Oregon 97239-4254

(Address of principal executive offices)

(503) 946-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 11, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Precision Castparts Corp. (the “Company”) approved changes to the form of stock option agreement used to grant stock options to the Company’s executive officers. Among other things, the changes provide that all outstanding unexercisable options will immediately become exercisable in full in the event the optionee’s employment is terminated because of death or total disability, and extend by six months the post-termination exercise period in the event of termination due to total disability. The Committee also approved the modification of all outstanding stock option agreements to include in such agreements these changes regarding death and total disability.

The new form of stock option agreement for executive officers is filed as Exhibit 10.1 hereto.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On and effective as of August 11, 2009, the Board approved amendments to the Company’s Bylaws. The amendments:

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implemented changes to the process by which shareholders may nominate individuals for election to the Board or propose other business for consideration at a shareholders meeting, including requirements that the Company be provided with additional information and greater notice of a shareholder’s proposal or nomination; and

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clarified that bylaw amendments that repeal or modify indemnification provisions must be prospective and that the protection intended by the indemnification provisions applies to current and former directors and officers of the Company.

The amendments are reflected in the Bylaws of the Company filed as Exhibit 3.2 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

3.2	Bylaws of Precision Castparts Corp. (amended August 11, 2009)

10.1	Form of Nonstatutory Stock Option Agreement for SERP Level One and Level Two Participants

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION CASTPARTS CORP.

Date: August 14, 2009	By:	/s/ Shawn R. Hagel
	Name:	Shawn R. Hagel
	Title:	Senior Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 3.2	Bylaws of Precision Castparts Corp. (amended August 11, 2009)

Exhibit 10.1	Form of Nonstatutory Stock Option Agreement for SERP Level One and Level Two Participants

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